EXHIBIT 107

CALCULATION OF FILING FEES TABLE

FORM S-1

(Form Type)

Gofba, Inc.

(Exact Name of Registrant as Specified in Charter)

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit or Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate (per $1 million)	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid:
Common Stock offered for sale	1,656,664	$5.00	$8,283,320	$147.60	$1,223
Common Stock held by Selling Securityholders	4,986,620(2)	$5.00(3)	$24,933,100	$147.60	$3,680
Fees Previously Paid:	-0-	-0-	-0-	-0-	-0-
Carry Forward Securities
None
Total Offering Amounts			$33,216,420		$4,903
Total Fees Previously Paid					-0-
Total Fees Offsets					-0-
Net Fee Due					$4,903

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(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a).

(2) The Registrant is registering for resale by the selling stockholders identified in the prospectus contained herein 4,986,620 shares of common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions. Pursuant to Rule 416 of the Securities Act, as amended, this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend paid with respect to, the registered securities.

(3) Estimated solely for purposes of calculating the registration fee under Rule 457 under the Securities Act, as amended. Our common stock is not traded on any national exchange. The price of $5.00 per share is a fixed price at which the selling security holders may sell their shares until our common stock is listed on a national exchange, such as NYSE or NASDAQ, at which time the shares may be sold at prevailing market prices or privately negotiated prices. The price of $5.00 per share was based on the highest per share price we sold our common stock to private investors in material transactions prior to the date we filed this registration statement.